Exhibit 99(b)
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Press Release
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Contact:  Donald L. Kovach, Chairman, President & CEO (973) 827-2914, Ext. 161

                       SUSSEX BANCORP ANNOUNCES PROMOTION
                            OF SUSSEX BANK EXECUTIVES

     FRANKLIN, NEW JERSEY -- Sussex Bancorp (AMEX: "SBB") Chairman, President and Chief Executive Officer Donald L. Kovach announced today the promotion of several executive officers of the Company's Sussex Bank subsidiary. Mr. Terry Thompson, the Executive Vice President and Chief Operating Officer of the Bank, has been promoted to President of the Bank. He will remain the Bank's Chief Operating Officer, and will remain an Executive Vice President of Sussex Bancorp. In addition, Candace Leatham, a Senior Vice President and Treasurer of the Bank, has been promoted to Executive Vice President. She will remain Treasurer and Compliance Officer of both the Bank and Sussex Bancorp, and will continue to be responsible for balance sheet and investment portfolio management, Federal and state compliance and external reporting.

     Mr. Kovach stated: "These promotions reflect the increased size and complexity of Sussex Bank, as we have continued to grow our core banking franchise and expand into other lines of business, such as insurance. Terry's increase duties as Chief Operating Officer merited his promotion to President. The promotion of Ms. Leatham, who joined our Bank in 1982, also reflects an increase in the requirements and complexity of her position, as well as her long standing excellent service to the Bank." Mr. Kovach will remain as Chairman and CEO of the Bank, and Chairman, CEO and President of Sussex Bancorp. Mr. Kovach will focus on expanding the Company's lines of business and fee based income as part of implementing the Company's strategic plan. Since 2001, the Company has acquired Tri-State Insurance Agency, Inc and the Garrera Agency, two full service insurance agencies, as part of its strategy of increasing its non-interest income.

     Mr. Thompson has been a senior executive officer with Sussex Bancorp and Sussex Bank since 1994. He has over 32 years experience in the banking industry, all in New Jersey. Prior to joining Sussex, he was a Senior Vice President at Summit Bancorp. Ms. Leatham has been with the Bank since 1982 and has over 29 years experience in the banking industry. Previously, she was with Garden State National Bank.

     Sussex Bancorp is parent of Sussex Bank and Tri-State Insurance Agency, Inc. The Bank operates through its main office in Franklin, New Jersey and seven branches, all in Sussex County, New Jersey. Tri-State is a full service insurance agency. For the fiscal year just ended, the Company reported basic earnings per share of $.69, an increase of 43.7% over basic earnings per share for the prior year, and total year-end assets of $226 million, an increase of $23 million over prior year-end assets.

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